Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated February 27, 2015, in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-202397) and related Prospectus of Nationstar Mortgage Holdings Inc. for the registration of common stock, debt securities, depositary shares, warrants, and preferred stock.

/s/ Ernst & Young LLP

Dallas, Texas

December 29, 2015